Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
March 3, 2021	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
PRICING OF PUBLIC OFFERING OF COMMON STOCK

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it priced its public offering of 3,500,000 shares of common stock for total expected gross proceeds of approximately $64.2 million before underwriting discounts and commissions and offering expenses. The Company granted the underwriters in the offering a 30-day option to purchase up to an additional 525,000 shares of its common stock. The offering is subject to customary closing conditions and is expected to close on March 8, 2021.
The Company intends to use the net proceeds it receives from the offering to acquire additional investments, consistent with its investment policy, and for general corporate purposes, which may include, among other things, repayment of maturing obligations, capital expenditures and working capital.
J.P. Morgan and JMP Securities are acting as joint book‑running managers for the offering.
The offering is being made pursuant to the Company’s existing shelf registration statement that has been declared effective by the Securities and Exchange Commission (the “SEC”). The offering of these securities will be made only by means of a prospectus and a related prospectus supplement that should be read prior to investing. Copies of the preliminary prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by visiting EDGAR on the SEC website at http://www.sec.gov or by contacting: J.P. Morgan Securities LLC, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com or JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Prospectus Department, by calling (415) 835-8985, or by e-mail at syndicate@jmpsecurities.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts, including statements relating to the closing of the offering, the Company’s intended use of proceeds from the offering and other statements that use words such as “expect,” “intend,” “may,” “plan,” “will,” “would,” and similar terms, are “forward-looking statements” that involve risks and uncertainties including, but not limited to, general economic and market conditions. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.